Exhibit 99.1

SEE Reports Q1 2024 Results
Reaffirms 2024 Full Year Outlook

Net sales of $1.33 billion, down 1% as reported and constant currency
Volumes flat compared to the prior year
Net earnings of $83 million, up 33%
Adjusted EBITDA of $278 million, up 4%
Earnings per share (Diluted) of $0.57, up 30%
Adjusted EPS (Diluted) of $0.78, up 5%
Cash flow from operations (YTD) of $125 million, up 141%
Free cash flow (YTD) of $78 million versus ($13) million in the prior year
CHARLOTTE, N.C., May 2, 2024 – SEE (NYSE: SEE) announced financial results for Q1 2024.
“Our first quarter results were ahead of our expectations, reflecting stronger than expected demand within Food, continued volume stabilization within Protective and accelerated savings from our CTO2Grow program. Our recent commercial reorganization is beginning to take hold with improved execution in the marketplace,” said Emile Chammas, SEE’s Interim Co-CEO and COO.
“We delivered another quarter of strong free cash flow generation, reflecting the strength of our underlying operating model and continued working capital improvements.
We are excited about our future and remain committed to transforming SEE, restoring underlying fundamentals and driving long-term value creation for our shareholders,” said Dustin Semach, SEE’s Interim Co-CEO and CFO.

| 2415 Cascade Pointe Blvd. | Charlotte, NC 28208	1

Business Segment Highlights
First quarter net sales in Food were $868 million, an increase of 2% as reported. Currency fluctuations had an unfavorable impact of less than $1 million. On a constant dollar basis, net sales increased $16 million, or 2%. Volumes increased $25 million, or 3%, driven by strong demand for bags, case ready and automated solutions. Liquibox also had a favorable impact of $23 million, or 3%, from the additional month of contributions in 2024. Price had an unfavorable impact of $33 million, or 4%. Adjusted EBITDA of $190 million, or 21.8% of net sales, decreased 3% from $195 million, or 22.8% of net sales. The decrease in Adjusted EBITDA was primarily attributable to unfavorable net price realization, partially offset by higher volumes.

First quarter net sales in Protective were $461 million, a decrease of 7% as reported. Currency fluctuations had an unfavorable impact of $1 million. On a constant dollar basis, net sales decreased $33 million, or 7%. Volumes decreased $19 million, or 4%, resulting from end-market softness, primarily in EMEA. Price had an unfavorable impact of $15 million, or 3%. Adjusted EBITDA increased 11% to $90 million, or 19.4% of net sales, as compared to $80 million, or 16.2% of net sales. The increase in Adjusted EBITDA was primarily attributable to lower operating costs, partially offset by unfavorable net price realization and lower volumes.
First Quarter 2024 U.S. GAAP Summary
Net sales of $1.33 billion decreased 1% as reported, with EMEA decreasing 6%, APAC decreasing 3% and the Americas up less than 1%.
Net earnings were $83 million, or $0.57 per diluted share, as compared to net earnings of $63 million, or $0.44 per diluted share. The current year results were impacted by $29 million of Special Items expense, including $22 million of restructuring and other associated costs related to the cost take-out to grow program ("CTO2Grow Program"). The prior year results were impacted by $44 million of Special Items expense, $30 million of which related to the Liquibox acquisition.
Income tax expense was $36 million, resulting in an effective tax rate of 30.0% in the quarter. This compares to an income tax expense of $34 million in the prior year period, or an effective tax rate of 35.0%. The lower effective tax rate is primarily driven by lower accruals for uncertain tax positions in the current year.
First Quarter 2024 Non-U.S. GAAP Summary
Net sales decreased $18 million, or 1%, on a constant dollar basis. Price had an unfavorable impact of $47 million, or 4%. The Liquibox acquisition had a favorable impact of $23 million, or 2%. Volumes increased by $6 million, or less than 1%.
Adjusted EBITDA was $278 million, or 20.9% of net sales, as compared to $267 million, or 19.8% in the prior year. The increase in Adjusted EBITDA was primarily due to productivity benefits as a result of the CTO2Grow Program and cost control initiatives, partially offset by unfavorable net price realization.
The Adjusted Tax Rate was 25.9% in first quarter 2024, as compared to 24.0% in the prior year. The current year Adjusted Tax Rate was negatively impacted by share-based compensation while the prior year Adjusted Tax Rate was positively impacted by the same item.
Adjusted earnings per diluted share increased to $0.78, from $0.74 in the prior year period, primarily due to higher Adjusted EBITDA and lower depreciation and amortization, partially offset by higher interest expense.
Cash Flow and Net Debt
Cash flow from operating activities during the first three months of 2024 was a source of $125 million, as compared to a source of $52 million during the prior year period, up 141%.
Capital expenditures in the first three months of 2024 were $47 million, as compared to $65 million during the prior year period. Free Cash Flow, defined as net cash from operating activities less capital expenditures, was a

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source of $78 million for the first three months of 2024, as compared to a use of $13 million during the prior year period.
Dividend payments for the first three months of both 2024 and 2023 were approximately $31 million.
Total debt was $4.7 billion as of March 31, 2024 and December 31, 2023. Net Debt, defined as total debt less cash and cash equivalents, was $4.3 billion as of March 31, 2024 and December 31, 2023. As of March 31, 2024, SEE had approximately $1.35 billion of available liquidity comprised of $353 million of cash and $1.0 billion of available and unused lines of credit under our committed credit facilities. The net leverage ratio, defined as net debt divided by last twelve month Adjusted EBITDA, was 3.9x as of March 31, 2024 and December 31, 2023.
2024 Full Year and Q2 Outlook
For the full year 2024, SEE continues to expect net sales in the range of $5.2 to $5.6 billion and Adjusted EBITDA to be in the range of $1.05 to $1.15 billion.
The Company continues to forecast full year Adjusted EPS to be in the range of $2.65 to $3.05, which is based on approximately 146 million shares outstanding and an anticipated Adjusted Tax Rate in the range of 26% to 27%.
The Company continues to expect Free Cash Flow in 2024 in the range of $325 to $425 million, with capital expenditures expected to be approximately $230 million. Cash tax payments are expected to be in the range of $155 to $165 million.
For the second quarter 2024, SEE expects net sales and Adjusted EBITDA to be approximately $1.3 billion and $260 million, respectively, and Adjusted EPS to be in the range of $0.60 to $0.70.
Adjusted EBITDA, Adjusted EPS, Adjusted Tax Rate and Free Cash Flow are non-U.S. GAAP financial measures. We have not provided guidance for the most directly comparable U.S. GAAP financial measures, as they are not available without unreasonable effort. See "Non-U.S. GAAP Information" below.
Conference Call Information
SEE will host a conference call and webcast on Thursday, May 2, 2024 at 10:00 a.m. (ET) to discuss our First Quarter 2024 Results. The conference call will be webcast live on the Investors homepage at www.sealedair.com/investors. A replay of the webcast will also be available thereafter.
About SEE
Sealed Air Corporation (NYSE: SEE), is a leading global provider of packaging solutions that integrate sustainable, high-performance materials, automation, equipment and services. SEE designs, manufactures and delivers packaging solutions that preserve food, protect goods and automate packaging processes. We deliver our packaging solutions to an array of end markets including fresh proteins, foods, fluids and liquids, medical and life science, e-commerce retail, logistics and omnichannel fulfillment operations, and industrials. Our globally recognized solution brands include CRYOVAC® food packaging, LIQUIBOX® liquids systems, SEALED AIR® protective packaging, AUTOBAG® brand automated packaging systems, and BUBBLE WRAP® brand packaging. In 2023, SEE generated $5.5 billion in sales and has approximately 17,000 employees who serve customers in 115 countries/territories.
www.sealedair.com
Website Information
We routinely post important information for investors on our website, www.sealedair.com, in the Investors section. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.
Non-U.S. GAAP Information

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In this press release and supplement, we have included several non-U.S. GAAP financial measures, including Net Debt, Adjusted Net Earnings and Adjusted EPS, net sales on an "organic" and a “constant dollar” basis, Free Cash Flow, Adjusted EBITDA and Adjusted Tax Rate, as our management believes these measures are useful to investors. We present results and guidance, adjusted to exclude the effects of Special Items and their related tax impact that would otherwise be included under U.S. GAAP, to aid in comparisons with other periods or prior guidance. In addition, non-U.S. GAAP measures are used by management to review and analyze our operating performance and, along with other data, as internal measures for setting annual budgets and forecasts, assessing financial performance, providing guidance and comparing our financial performance with our peers and may also be used for purposes of determining incentive compensation. The non-U.S. GAAP information has limitations as an analytical tool and should not be considered in isolation from or as a substitute for U.S. GAAP information. It does not purport to represent any similarly titled U.S. GAAP information and is not an indicator of our performance under U.S. GAAP. Non-U.S. GAAP financial measures that we present may not be comparable with similarly titled measures used by others. Investors are cautioned against placing undue reliance on these non-U.S. GAAP measures. For a reconciliation of U.S. GAAP measures to non-U.S. GAAP measures and other important information on our use of non-U.S. GAAP financial measures, see the attached supplementary information entitled “Condensed Consolidated Statements of Cash Flows” (under the section entitled “Non-U.S. GAAP Free Cash Flow”), "Calculation of Net Debt", “Reconciliation of Net Earnings and Net Earnings Per Common Share to Non-U.S. GAAP Adjusted Net Earnings and Non-U.S. GAAP Adjusted Net Earnings Per Common Share,” “Reconciliation of Net Earnings to Non-U.S. GAAP Consolidated Adjusted EBITDA,” “Components of Change in Net Sales by Segment” and “Components of Change in Net Sales by Region.” Information reconciling forward-looking U.S. GAAP measures to non-U.S. GAAP measures is not available without unreasonable effort.
We have not provided guidance for the most directly comparable U.S. GAAP financial measures, as they are not available without unreasonable effort due to the high variability, complexity, and low visibility with respect to certain Special Items, including restructuring charges, adjustments in the valuation of our "SEE Ventures" portfolio (which may include debt, equity method, or equity investments), gains and losses related to acquisition and divestiture of businesses, the ultimate outcome of certain legal or tax proceedings, foreign currency gains or losses resulting from the volatile currency market in Argentina, and other unusual gains and losses. These items are uncertain, depend on various factors, and could be material to our results computed in accordance with U.S. GAAP.
Basis of Presentation
Unless otherwise stated, all results compare first quarter 2024 to first quarter 2023 results from continuing operations. Year-over-year financial discussions present operating results from continuing operations as reported. Year-over-year comparisons are also made on an organic basis and constant dollar basis, which are non-U.S. GAAP measures. Organic refers to changes in unit volume and price performance and excludes acquisitions in the first year after closing, divestiture activity and the impact of currency translation. Constant dollar refers to changes in net sales and earnings, excluding the impact of currency translation and adjustments for other items affecting comparability.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 concerning our business, consolidated financial condition, results of operations and cash flows. Forward-looking statements are subject to risks and uncertainties, many of which are outside our control, which could cause actual results to differ materially from these statements. Therefore, you should not rely on any of these forward-looking statements. Forward-looking statements can be identified by such words as “anticipate,” “believe,” “plan,” “assume,” “could,” “should,” “estimate,” “expect,” “intend,” “potential,” “seek,” “predict,” “may,” “will” and similar references to future periods. All statements other than statements of historical facts included in this press release regarding our strategies, prospects, financial condition, operations, costs, plans and objectives are forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding expected future operating results, expectations regarding the results of restructuring and other programs, expectations regarding future impacts of acquisitions, anticipated levels of capital expenditures and expectations of the effect on our financial condition of claims, litigation, environmental costs, contingent liabilities and governmental and regulatory investigations and proceedings.

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The following are important factors that we believe could cause actual results to differ materially from those in our forward-looking statements: global economic and political conditions, including recessionary and inflationary pressures, currency translation and devaluation effects, changes in raw material pricing and availability, competitive conditions, the success of new product offerings, failure to realize synergies and other financial benefits from acquisitions within the expected time frames, greater than expected costs or difficulties related to acquisition integrations, consumer preferences, the effects of animal and food-related health issues, the effects of epidemics or pandemics, negative impacts related to the ongoing conflict between Russia and Ukraine and related sanctions, export restrictions and other counteractions thereto, uncertainties relating to existing or potential increased hostilities in the Middle East, changes in energy costs, environmental matters, the success of our restructuring activities, the success of our merger, acquisition and equity investment strategies, the success of our financial growth, profitability, cash generation and manufacturing strategies and our cost reduction and productivity efforts, changes in our credit ratings, regulatory actions and legal matters and the other information referenced in the “Risk Factors” section appearing in our most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, and as revised and updated by our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statement made by us is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.
Company Contacts

Investors
Brian Sullivan
brian.c.sullivan@sealedair.com
704.503.8841

Louise Lagache
louise.lagache@sealedair.com

Media
Christina Griffin
christina.griffin@sealedair.com
704.430.5742

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The supplementary information included for 2024 in this press release on the current and subsequent pages is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

Sealed Air Corporation
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
(In USD millions, except per share data)	2024	2023
Net sales	$1,329.6	$1,348.8
Cost of sales	928.8	943.7
Gross profit	400.8	405.1
Selling, general and administrative expenses	185.5	221.6
Amortization expense of intangible assets	14.8	15.2
Restructuring charges	15.5	(1.2)
Operating profit	185.0	169.5
Interest expense, net	(65.1)	(57.8)
Other expense, net	(0.8)	(15.0)
Earnings before income tax provision	119.1	96.7
Income tax provision	35.7	33.8
Net earnings from continuing operations	83.4	62.9
Loss on sale of discontinued operations, net of tax	(1.4)	(1.0)
Net earnings	$82.0	$61.9
Basic:
Continuing operations	$0.58	$0.44
Discontinued operations	(0.01)	(0.01)
Net earnings per common share - basic	$0.57	$0.43
Weighted average common shares outstanding - basic	144.9	144.1

Diluted:
Continuing operations	$0.57	$0.44
Discontinued operations	(0.01)	(0.01)
Net earnings per common share - diluted	$0.56	$0.43
Weighted average common shares outstanding - diluted	145.4	144.8

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Sealed Air Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

(In USD millions)	March 31, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$352.8	$346.1
Trade receivables, net	461.5	442.6
Income tax receivables	27.6	44.9
Other receivables	92.2	94.2
Advances and deposits	69.7	72.8
Inventories, net	790.2	774.3
Prepaid expenses and other current assets	198.8	188.4
Total current assets	1,992.8	1,963.3
Property and equipment, net	1,411.2	1,416.4
Goodwill	2,887.7	2,892.5
Identifiable intangible assets, net	425.6	439.0
Deferred taxes	130.7	130.8
Operating lease right-of-use-assets	80.3	86.5
Other non-current assets	271.0	272.1
Total assets	$7,199.3	$7,200.6
Liabilities and Stockholders' Equity
Current liabilities:
Short-term borrowings	$134.6	$140.7
Current portion of long-term debt	43.5	35.7
Current portion of operating lease liabilities	27.4	29.2
Accounts payable	811.8	764.6
Accrued restructuring costs	28.8	23.1
Income tax payable	28.2	28.7
Other current liabilities	428.5	487.0
Total current liabilities	1,502.8	1,509.0
Long-term debt, less current portion	4,484.2	4,513.9
Long-term operating lease liabilities, less current portion	61.8	66.7
Deferred taxes	34.6	35.8
Other non-current liabilities	517.6	525.7
Total liabilities	6,601.0	6,651.1

Stockholders’ equity:
Preferred stock	—	—
Common stock	15.4	15.4
Additional paid-in capital	1,423.4	1,429.5
Retained earnings	548.9	496.5
Common stock in treasury	(404.2)	(436.4)
Accumulated other comprehensive loss, net of taxes	(985.2)	(955.5)
Total stockholders’ equity	598.3	549.5
Total liabilities and stockholders’ equity	$7,199.3	$7,200.6

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Calculation of Net Debt
(Unaudited)

(In USD millions)	March 31, 2024	December 31, 2023
Short-term borrowings	$134.6	$140.7
Current portion of long-term debt	43.5	35.7
Long-term debt, less current portion	4,484.2	4,513.9
Total debt	4,662.3	4,690.3
Less: cash and cash equivalents	(352.8)	(346.1)
Non-U.S. GAAP Net Debt	$4,309.5	$4,344.2

Net Leverage Ratio (Net Debt / Last Twelve Months Adjusted EBITDA)	3.9x	3.9x

	Last Twelve Months Ended
(In USD millions)	March 31, 2024	December 31, 2023
U.S. GAAP Net earnings from continuing operations	$359.8	$339.3
Interest expense, net	270.3	263.0
Income tax provision	92.3	90.4
Depreciation and amortization, net of adjustments	231.6	239.6
Special Items:
Liquibox intangible amortization	30.4	27.9
Liquibox inventory step-up expense	1.8	10.2
Restructuring charges	32.3	15.6
Other restructuring associated costs	41.5	34.5
Foreign currency exchange loss due to highly inflationary economies	25.4	23.1
Loss on debt redemption and refinancing activities	8.3	13.2
Contract terminations	14.5	14.6
Charges related to acquisition and divestiture activity	9.5	28.3
CEO severance	6.1	6.1
Other Special Items	(6.2)	0.8
Pre-tax impact of Special items	$163.6	$174.3
Non-U.S. GAAP Consolidated Adjusted EBITDA	$1,117.6	$1,106.6

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Sealed Air Corporation
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
(In USD millions)	2024	2023
Net earnings	$82.0	$61.9
Adjustments to reconcile net earnings to net cash provided by operating activities(1)	71.9	102.6
Changes in operating assets and liabilities:
Trade receivables, net	(28.9)	30.1
Inventories, net	(33.5)	(32.0)
Accounts payable	47.7	(62.8)
Customer advance payments	(3.0)	4.7
Income tax receivable/payable	17.2	12.7
Other assets and liabilities	(28.3)	(65.3)
Net cash provided by operating activities	$125.1	$51.9
Cash flows from investing activities:
Capital expenditures	(47.1)	(64.9)
Proceeds related to sale of business and property and equipment, net	0.2	0.6
Business acquired in purchase transactions, net of cash acquired	4.2	(1,148.0)
Settlement of foreign currency forward contracts	3.1	5.4
Proceeds from cross-currency swaps	1.6	—
Net cash used in investing activities	$(38.0)	$(1,206.9)
Cash flows from financing activities:
Net (payments) proceeds from short-term borrowings	(3.7)	167.9
Proceeds from long-term debt	—	1,411.4
Payments of long-term debt	(25.3)	(432.8)
Payments of debt modification/extinguishment costs and other	—	(13.1)
Dividends paid on common stock	(30.5)	(31.1)
Impact of tax withholding on share-based compensation	(7.8)	(21.0)
Repurchases of common stock	—	(79.9)
Principal payments related to financing leases	(1.8)	(2.3)
Net cash (used in) provided by financing activities	$(69.1)	$999.1
Effect of foreign currency exchange rate changes on cash and cash equivalents	$(11.3)	$2.9
Cash and cash equivalents	346.1	456.1
Restricted cash and cash equivalents	—	—
Balance, beginning of period	$346.1	$456.1
Net change during the period	$6.7	$(153.0)
Cash and cash equivalents	352.8	303.1
Restricted cash and cash equivalents	—	—
Balance, end of period	$352.8	$303.1

Non-U.S. GAAP Free Cash Flow:
Cash flow from operating activities	$125.1	$51.9
Capital expenditures for property and equipment	(47.1)	(64.9)
Non-U.S. GAAP Free Cash Flow	$78.0	$(13.0)

	Three Months Ended March 31,
(In USD millions)	2024	2023

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Supplemental Cash Flow Information:
Interest payments	$80.5	$50.8
Income tax payments, net of cash refunds	$20.9	$14.0
Restructuring payments including associated costs	$14.3	$3.1
Non-cash items:
Transfers of shares of common stock from treasury for profit-sharing contributions	$25.4	$23.9

(1)2024 adjustments primarily consist of depreciation and amortization of $60 million, share-based compensation expense of $9 million, profit sharing expense of $7 million, and provision for inventory obsolescence of $6 million. 2023 adjustments primarily consist of depreciation and amortization of $56 million, share-based compensation expense of $18 million, profit sharing expense of $7 million, provision for inventory obsolescence of $5 million, and loss on debt redemption and refinancing activities of $5 million.

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Sealed Air Corporation
Reconciliation of Net Earnings and Net Earnings Per Common Share to Non-U.S. GAAP Adjusted
Net Earnings and Non-U.S. GAAP Adjusted Net Earnings Per Common Share
(Unaudited)

	Three Months Ended March 31,
	2024		2023
(In USD millions, except per share data)	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS
U.S. GAAP net earnings and diluted EPS from continuing operations	$83.4	$0.57	$62.9	$0.44
Special Items(1)	29.4	0.20	44.0	0.30
Non-U.S. GAAP adjusted net earnings and adjusted diluted EPS(2)	$112.8	$0.78	$106.9	$0.74
Weighted average number of common shares outstanding - Diluted		145.4		144.8

(1)Special Items include items in the table below.
(2)Adjusted diluted earnings per share for the three months ended March 31, 2024 does not sum due to rounding.

	Three Months Ended March 31,
(In USD millions, except per share data)	2024	2023
Special Items:
Liquibox intangible amortization	$7.5	$5.0
Liquibox inventory step-up expense	—	8.4
Restructuring charges	15.5	(1.2)
Other restructuring associated costs	6.8	(0.2)
Foreign currency exchange loss due to highly inflationary economies	4.9	2.6
Loss on debt redemption and refinancing activities	—	4.9
Contract terminations	(0.1)	—
Charges related to acquisition and divestiture activity(i)	(1.9)	16.9
Other Special Items(ii)	0.5	7.5
Pre-tax impact of Special Items	33.2	43.9
Tax impact of Special Items and Tax Special Items	(3.8)	0.1
Net impact of Special Items	$29.4	$44.0
Weighted average number of common shares outstanding - Diluted	145.4	144.8
Loss per share impact from Special Items	$(0.20)	$(0.30)

(i)    Charges related to acquisition and divestiture activity for the three months ended March 31, 2024 primarily consists of income recognized on the final purchase price settlement related to the Liquibox acquisition.
(ii)    Other Special Items for the three months ended March 31, 2023 primarily relate to a one-time, non-cash cumulative translation adjustment (CTA) loss recognized due to the wind-up of one of our legal entities.

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The calculation of the non-U.S. GAAP Adjusted Tax Rate is as follows:

	Three Months Ended March 31,
(In USD millions)	2024	2023
U.S. GAAP Earnings before income tax provision from continuing operations	$119.1	$96.7
Pre-tax impact of Special Items	33.2	43.9
Non-U.S. GAAP Adjusted Earnings before income tax provision	$152.3	$140.6

U.S. GAAP Income tax provision from continuing operations	$35.7	$33.8
Tax Special Items(1)	(4.1)	(6.3)
Tax impact of Special Items	7.9	6.2
Non-U.S. GAAP Adjusted Income tax provision	$39.5	$33.7

U.S. GAAP Effective income tax rate	30.0%	35.0%
Non-U.S. GAAP Adjusted Tax Rate	25.9%	24.0%

(1)For the three months ended March 31, 2024 and March 31, 2023, Tax Special Items primarily reflect accruals for uncertain tax positions.

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Sealed Air Corporation
Components of Change in Net Sales by Segment
(Unaudited)

	Three Months Ended March 31,
(In USD millions)	Food		Protective		Total Company
2023 Net Sales	$853.1	63.2%	$495.7	36.8%	$1,348.8	100.0%

Price	(32.9)	(3.8)%	(14.6)	(2.9)%	(47.5)	(3.5)%
Volume(1)	25.1	2.9%	(18.8)	(3.8)%	6.3	0.5%
Total organic change (non-U.S. GAAP)(2)	(7.8)	(0.9)%	(33.4)	(6.7)%	(41.2)	(3.0)%
Acquisition	23.5	2.7%	—	—%	23.5	1.7%
Total constant dollar change (non-U.S. GAAP)(2)	15.7	1.8%	(33.4)	(6.7)%	(17.7)	(1.3)%
Foreign currency translation	(0.4)	—%	(1.1)	(0.3)%	(1.5)	(0.1)%
Total change (U.S. GAAP)	15.3	1.8%	(34.5)	(7.0)%	(19.2)	(1.4)%

2024 Net Sales	$868.4	65.3%	$461.2	34.7%	$1,329.6	100.0%

Components of Change in Net Sales by Region
(Unaudited)

	Three Months Ended March 31,
(In USD millions)	Americas		EMEA		APAC		Total
2023 Net Sales	$878.1	65.1%	$289.5	21.5%	$181.2	13.4%	$1,348.8	100.0%

Price	(35.1)	(4.0)%	(11.6)	(4.0)%	(0.8)	(0.4)%	(47.5)	(3.5)%
Volume(1)	14.4	1.6%	(8.9)	(3.1)%	0.8	0.4%	6.3	0.5%
Total organic change (non-U.S. GAAP)(2)	(20.7)	(2.4)%	(20.5)	(7.1)%	—	—%	(41.2)	(3.0)%
Acquisition	17.2	2.0%	4.0	1.4%	2.3	1.3%	23.5	1.7%
Total constant dollar change (non-U.S. GAAP)(2)	(3.5)	(0.4)%	(16.5)	(5.7)%	2.3	1.3%	(17.7)	(1.3)%
Foreign currency translation	6.3	0.7%	0.5	0.2%	(8.3)	(4.6)%	(1.5)	(0.1)%
Total change (U.S. GAAP)	2.8	0.3%	(16.0)	(5.5)%	(6.0)	(3.3)%	(19.2)	(1.4)%

2024 Net Sales	$880.9	66.2%	$273.5	20.6%	$175.2	13.2%	$1,329.6	100.0%

(1)     Our volume reported above includes the net impact of changes in unit volume as well as the period-to-period change in the mix of products sold.
(2)     Total organic change is a non-U.S. GAAP financial measure which excludes acquisitions within the first twelve months after acquisition, divestiture activity from the time of the sale, and the impact of foreign currency translation. Total constant dollar change is a non-U.S. GAAP financial measure which excludes the impact of foreign currency translation. Since we are a U.S. domiciled company, we translate our foreign currency denominated financial results into U.S. dollars. Due to changes in the value of foreign currencies relative to the U.S. dollar, translating our financial results from foreign currencies to U.S. dollars may result in a favorable or unfavorable impact. It is important that we take into account the effects of foreign currency translation when we view our results and plan our strategies. Nonetheless, we cannot control changes in foreign currency exchange rates. Consequently, when our management looks at our financial results to measure the core performance of our business, we exclude the impact of foreign currency translation by translating our current period results at prior period foreign currency exchange rates and make adjustments for items that affect comparability. We also may exclude the impact of foreign currency translation when making incentive compensation determinations. As a result, our management believes that these presentations are useful internally and may be useful to our investors.

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Sealed Air Corporation
Segment Information
Reconciliation of Net Earnings to Non-U.S. GAAP Consolidated Adjusted EBITDA
(Unaudited)

	Three Months Ended March 31,
(In USD millions)	2024	2023
Adjusted EBITDA from continuing operations:
Food	$189.6	$194.8
Adjusted EBITDA Margin	21.8%	22.8%
Protective	89.5	80.4
Adjusted EBITDA Margin	19.4%	16.2%
Corporate	(0.8)	(7.9)
Non-U.S. GAAP Consolidated Adjusted EBITDA	$278.3	$267.3
Adjusted EBITDA Margin	20.9%	19.8%

	Three Months Ended March 31,
(In USD millions)	2024	2023
U.S. GAAP Net earnings from continuing operations	$83.4	$62.9
Interest expense, net	65.1	57.8
Income tax provision	35.7	33.8
Depreciation and amortization, net of adjustments(1)	60.9	68.9
Special Items:
Liquibox intangible amortization	7.5	5.0
Liquibox inventory step-up expense	—	8.4
Restructuring charges	15.5	(1.2)
Other restructuring associated costs	6.8	(0.2)
Foreign currency exchange loss due to highly inflationary economies	4.9	2.6
Loss on debt redemption and refinancing activities	—	4.9
Contract terminations	(0.1)	—
Charges related to acquisition and divestiture activity	(1.9)	16.9
Other Special Items	0.5	7.5
Pre-tax impact of Special items	33.2	43.9
Non-U.S. GAAP Consolidated Adjusted EBITDA	$278.3	$267.3

(1)Depreciation and amortization by segment are as follows:

	Three Months Ended March 31,
(In USD millions)	2024	2023
Food	$46.9	$46.7
Protective	21.5	27.2
Consolidated depreciation and amortization(i)	$68.4	$73.9
Liquibox intangible amortization	(7.5)	(5.0)
Depreciation and amortization, net of adjustments	$60.9	$68.9

(i) Includes share-based incentive compensation of $8.7 million and $18.0 million for the three months ended March 31, 2024 and 2023, respectively.

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